Exhibit 10.5

CHANGE IN CONTROL SEVERANCE AGREEMENT

This CHANGE IN CONTROL SEVERANCE AGREEMENT is entered into as of the _______ day of _____________, _______ by and between Compass Minerals International, Inc., a Delaware corporation (the “Company”), and _________________ (“Executive”).

WITNESSETH

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its stockholders to secure Executive’s continued services and to ensure Executive’s continued dedication to Executive’s duties in the event of any threat or occurrence of a Change in Control (as defined in Section 1) of the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.             Definitions.  As used in this Agreement, the following terms have the following meanings:

(a)           “Bonus Amount” means the higher of (i) Executive’s average annual incentive bonuses during the last 3 completed fiscal years before the Date of Termination (annualized in the event Executive was not employed by Company (or its affiliates) for the whole of any such fiscal year) and (ii) Executive’s aggregate annual target bonus (targeted at 100%) for the fiscal year in which the Date of Termination occurs.

(b)           “Cause” means Executive’s (i) conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude, (ii) indictment for a felony or misdemeanor under the federal securities laws, (iii) willful misconduct or gross negligence resulting in material harm to the Company, (iv) willful breach of Executive’s duties or responsibilities herein or of the separate Restrictive Covenant Agreement referenced in Section 8, or (v) fraud, embezzlement, theft, or dishonesty against the Company or any Subsidiary, or (vi) willful violation of a policy or procedure of the Company, resulting in any case in material harm to the Company.  For purposes of this paragraph (b), “willful” means those acts taken/not taken in bad faith and without reasonable belief such action/inaction was in the best interests of the Company or its affiliates.  The Company must notify Executive of an event constituting Cause pursuant to Section 11 within 90 days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

(c)           “Change in Control” means the occurrence of any one of the following events:

(i)           a transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries, or a “person” that, before such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)           during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (i) above or clause (iii) below) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)           the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of the Company’s assets or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:

(x)           that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(y)           after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subparagraph as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company before the consummation of the transaction; or

(iv)           the Company’s stockholders approve a liquidation or dissolution of the Company.

(d)           “Date of Termination” means (i) the effective date of Termination of Executive’s employment as provided in Section 11 or (ii) the date of Executive’s death, if Executive is employed as of such date.

(e)           “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events within 2 years after a Change in Control:

(i)            a material adverse change in Executive’s duties or responsibilities as of the Change in Control (or as the same may be increased from time to time thereafter); provided, however, that Good Reason shall not be deemed to occur upon a change in Executive’s reporting structure, upon a change in Executive’s duties or responsibilities that is a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph, or upon a change in Executive’s duties or responsibilities that is part of an across-the-board change in duties or responsibilities of employees at Executive’s level;

(ii)           any material reduction in Executive’s annual base salary or annual target or maximum bonus opportunity in effect as of the Change in Control (or as the same may be increased from time to time thereafter); provided, however, that Good Reason shall not include such a reduction of less than 10% that is part of an across-the-board reduction applicable to employees at Executive’s level;

(iii)           Company’s (A) relocation of Executive more than 50 miles from Executive’s primary office location and more than 50 miles from Executive’s principal residence as of the Change in Control or (B) requirement that Executive travel on Company business to an extent substantially greater than Executive’s travel obligations immediately before such Change in Control; or

(iv)          any material breach of this Agreement.

Notwithstanding the foregoing, Executive must provide notice of termination of employment pursuant to Section 11 within 90 days of Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.  The Company shall have a period of 30 days to cure any such event without triggering the obligations under this Agreement.

(f)           “Qualifying Termination” means a termination of Executive’s employment during the Termination Period (i) by the Company other than for Cause or (ii) by Executive for Good Reason.

(g)           “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets on liquidation or dissolution.

(h)           “Termination Period” means the period beginning with a Change in Control and ending 2 years following such Change in Control.  Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s employment is terminated before a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred after a Change in Control; (ii) Executive reasonably demonstrates such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) occurs within 60 days of Executive’s separation from service, then, for purposes of this Agreement, the date immediately before the date of such termination or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits under Section 4, the date of the actual Change in Control shall be treated as the Date of Termination under Section 1(d), and, for purposes of determining the amount of payments and benefits to Executive under Section 4, the date Executive’s employment is actually terminated shall be treated as the Date of Termination under Section 1(d).

2.             Obligation of Executive.  In the event of a tender or exchange offer, proxy contest, or the execution of any agreement that, if consummated, would constitute a Change in Control, Executive agrees not to leave the employ of the Company voluntarily, except as provided in Section 1(h), until the Change in Control occurs or, if earlier, then such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

3.             Term of Agreement.  This Agreement shall be effective on the date hereof and shall continue in effect until December 31, ________.  On January 1, _______, and on each January 1 thereafter, the Term shall automatically extend for an additional 1 year, unless either party gives written notice thereof at least 60 days before the date such extension would be effective.  This Agreement shall continue in effect for a period of 2 years after a Change in Control, notwithstanding the delivery of any such notice, if such Change in Control occurs during the term of this Agreement.  Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive’s employment before a Change in Control other than as provided in Section 1(h).

4.             Payments Upon Termination of Employment.

(a)           Qualifying Termination.  In the event of a Qualifying Termination, the Company shall provide Executive the payments and benefits set forth in paragraphs (b) and (c) of this Section.

(b)           Qualifying Termination - Cash Payments.  Within 30 days of a Qualifying Termination, the Company shall make a lump sum cash payment to Executive of the following:

(i)            an amount equal to Executive’s base salary due, pro-rata bonus compensation due, and unreimbursed expenses properly incurred through the Date of Termination; and

(ii)          an amount equal to 2 times the sum of (A) Executive’s highest annual rate of base salary during the 12-month period immediately before the Date of Termination, plus (B) the higher of (x) Executive’s Bonus Amount or (y) Executive’s annual target bonus for the fiscal year in which the Date of Termination occurs.

(c)           Qualifying Termination - Benefits.  In the event of a Qualifying Termination, the Company shall allow Executive to continue to participate in its medical, dental, accident, disability, and life insurance benefit plans at the same level on which Executive was enrolled as of the Change in Control (subject to generally applicable changes to such plans) for 18 months or until Executive becomes eligible for such benefits through another employer, whichever occurs first; provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, then the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

(d)           Non-Qualifying Termination.  In the event Company terminates Executive’s employment with Cause or Executive terminates his/her employment without Good Reason, Company shall be obligated only to pay Executive’s base salary due through the Date of Termination and to reimburse Executive for expenses properly incurred through the Date of Termination.

(e)           Condition Precedent.  As a condition precedent to receipt of the payments and benefits provided by paragraphs (b) and (c) of this Section, Executive must execute an Agreement acceptable to the Company that contains a release of any and all claims substantially in the following form:

Executive (on behalf of Executive and anyone claiming through or on behalf of Executive) hereby releases Company (as defined herein) and its successors, assigns, officers, employees, and agents, without limitation (“Company Affiliates”) from any and all claims, demands, and causes of action (“claims”), known or unknown, suspected or unsuspected, that Executive has or may have had against any of them before the date Executive signs this Agreement, to the maximum extent permitted by law and without limitation. This release includes, but is not limited to, the following: claims related to or concerning Executive’s employment with Company; claims sounding in contract and/or tort; claims for discrimination/harassment/retaliation under local, state, or federal law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any other federal, state, or local law; claims under the Family and Medical Leave Act; claims under any Company policy and/or practice; and all other claims, whether common law or contract, all to the maximum extent permitted by law and without limitation.

5.             Delay of Payments.  In the event that any payment or distribution to be made hereunder constitutes “deferred compensation” subject to Section 409A of the Internal Revenue Code and Executive is determined to be a specified employee (as defined in Section 409A), such payment or distribution shall not be made before the date that is six months after the termination of Executive’s employment (or, if earlier, the date of the Executive’s death).

6.             Withholding Taxes.  The Company may withhold from all payments under this Agreement all required taxes and/or other withholdings.

7.             Resolution of Disputes; Reimbursement of Legal Fees.

(a)           Any dispute or controversy arising under or in connection with this Agreement (other than disputes related to the Restrictive Covenant Agreement referenced in Section 8) shall be settled by final, binding arbitration in Johnson County, Kansas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.

(b)           If Executive prevails in any contest or dispute under this Agreement involving termination of Executive’s employment with the Company or involving Company’s refusal to perform fully in accordance with the terms hereof, then the Company shall reimburse Executive for all reasonable legal fees and related expenses incurred in connection with such contest or dispute.  Such reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

8.             Restrictive Covenants.  Executive hereby agrees to the terms of the Company’s Restrictive Covenant Agreement attached hereto, which Restrictive Covenant Agreement Executive also hereby agrees to execute.  If Executive does not execute the Restrictive Covenant Agreement within 10 days of the effective date of this Agreement, then this Agreement is null and void.

9.             Scope of Agreement.  Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company and, if Executive’s employment with the Company terminates before a Change in Control, then Executive shall have no further rights under this Agreement (except as otherwise provided hereunder).

10.           Successors; Binding Agreement.

(a)           This Agreement shall survive any business combination and shall be binding upon the surviving entity of any business combination (in which case and such surviving entity shall be treated as the Company hereunder).

(b)           In connection with any business combination, the Company will cause any successor entity to the Company unconditionally to assume by written instrument delivered to Executive (or his beneficiary or estate) all of the obligations of the Company hereunder.

(c)           This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Executive dies while any amounts would be payable to Executive hereunder, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

11.           Notice.

(a)           For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:

If to the Company:	Compass Minerals International, Inc.
Compass Minerals International, Inc.
9900 West 109th Street
Overland Park, KS 66210
Attention: Vice President Human Resources

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)           A written notice of the Date of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specify the termination date, which date shall be not less than 15 days or more than 60 days after the giving of such notice.  The failure to set forth in such notice any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

12.           Full Settlement.  The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company and any severance plan of the Company.  The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4(c), such amounts shall not be reduced whether or not Executive obtains other employment.

13.           Survival.  The respective obligations and benefits afforded to the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 5, 6, 8, 10(c), and 12 shall survive the termination of this Agreement.

14.           Governing Law; Validity.  The interpretation, construction, and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Kansas without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

15.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

16.           Miscellaneous.  For purposes of interpretation/enforcement, the parties to this Agreement shall be considered joint authors, and this Agreement shall not be strictly construed against either such party.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate, or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate, or his beneficiaries under any other employee benefit plan or compensation program of the Company.

17.           Compliance with  Section 409A of the Internal Revenue Code.  To the extent applicable and notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted and administered in accordance with  Section 409A of the Internal Revenue Code and regulations and other guidance issued thereunder.  For purposes of determining whether any payment made pursuant to the Plan results in a "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable.  Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A and the regulations issued thereunder.  Any expense reimbursements under this Agreement shall be made by Company on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  If any deferred compensation payment is payable upon separation from service and is required to be delayed pursuant to Section 409A(a)(2)(B) because Executive is a “specified employee”, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following expiration of such six month period.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

COMPASS MINERALS INTERNATIONAL, INC.

By:

Name:

Title:

[NAME OF EXECUTIVE]

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is by and between ______________________________ (“Employee”) and Compass Minerals International, Inc. by and on behalf of itself and any parent companies, successor companies, affiliated companies, and assigns (hereinafter referred to collectively as “Company”).

In consideration of the employment/continued employment of Employee by Company and as a condition of Employee’s eligibility for further bonus compensation from Company (as applicable), Employee agrees as follows.

1.           Non-Solicitation Agreement.

a.             Acknowledgments.  Employee acknowledges Company’s confidential/trade secret information and relationships with its customers, clients, employees, and other business associations are among Company’s most important assets.  Employee further acknowledges that, in his/her employment with Company, he/she will have access to such information/relationships and be responsible for developing and maintaining such information/relationships.

b.            Non-Solicitation of Employees.  Employee agrees that, during Employee’s employment with Company and for a period of 2 year(s) after termination of Employee’s employment with Company for any reason (regardless of who initiates such termination), Employee will not directly or indirectly, whether for Employee’s benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce:  (1) anyone employed by Company to terminate employment with, or otherwise cease a relationship with, Company; or (2) anyone employed by Company at any time during the immediately preceding 12 months to provide services of any kind to a competitor of Company.  Employee further agrees that, in the event any individual within the groups defined by (1) and (2) of this paragraph 1.b. approaches Employee about providing services to a Company competitor, Employee shall reject such approach and not hire/otherwise engage/supervise such individual.

c.             Non-Solicitation of Customers.  Employee agrees that, during Employee’s employment with Company and for a period of 2 year(s) after termination of Employee’s employment with Company for any reason (regardless of who initiates such termination), Employee will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of Company.  Employee further agrees Employee will not, for the period specified in this paragraph 1.c., do business in any way with any entity covered by this paragraph 1.c.

2.	Non-Competition Agreement

a.            Acknowledgments.  Employee acknowledges Company’s confidential/trade secret information and relationships with its customers, clients, employees, and other business associations are among Company’s most important assets.  Employee further acknowledges that, in his/her employment with Company, he/she will have access to such information/relationships and be responsible for developing and maintaining such information/relationships.

b.             Restriction on Competition.  Employee agrees that, during Employee’s employment with Company and for a period of 2 year(s) after termination of Employee’s employment with Company for any reason (regardless of who initiates such termination), Employee will not directly or indirectly compete with the business of Company.  This agreement not to compete means Employee will not, among other things, whether as an employee, independent contractor, consultant, owner, officer, director, stockholder, partner, or in any other capacity (1) be affiliated with any business competitive with Company; (2) solicit orders for any product or service that is competitive with the product or services provided by Company; or (3) accept employment with a business that sells or buys products or services competitive with the products or services of Company.  The restriction on competition in this paragraph extends to all geographic areas serviced by Company.

3.	General Provisions.

a.             Legal and Equitable Relief.  Employee specifically acknowledges and agrees that, in interpreting/enforcing this Agreement, a court should honor the parties’ intent to the maximum extent possible.  As such, Employee specifically acknowledges and agrees (1) the restrictions in paragraphs 1-2 are necessary for the protection of the legitimate business interests, goodwill, and Confidential Information of Company; (2) the duration and scope of the restrictions in paragraphs 1-2 are reasonable as written; (3) in any action to enforce this Agreement, Employee shall not challenge the restrictions in paragraphs 1-2 as unenforceable; (4) if a court of competent jurisdiction determines the restrictions in paragraphs 1-2 are overbroad, then such court should modify those restrictions so as to be enforceable rather than void the restrictions regardless of any law or authority to the contrary, it being the parties’ intent in this Agreement to restrain unfair competition; and (5) in the event of any actual or threatened breach, Company shall, to the maximum extent allowed, have the right to suspend bonus payments, benefits, and/or any exercise of stock options.  Employee further specifically acknowledges and agrees any breach of paragraphs 1-2 will cause Company substantial and irrevocable damage and, therefore, in addition to such other remedies that may be available, including the recovery of damages from Employee, Company shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of paragraphs 1-2.  Employee further specifically acknowledges and agrees that, if Company prevails in a legal proceeding to enforce this Agreement, then Company shall be entitled to recover its costs and fees incurred, including its attorney’s fees, expert witness fees, and out-of-pocket costs, in addition to any other relief it may be granted.

b.             Severability.  The terms and provisions of this Agreement are severable in whole or in part.  If a court of competent jurisdiction determines any term or provision of this Agreement is invalid, illegal, or unenforceable, then the remaining terms and provisions shall remain in full force and effect.

c.             Assignment.  Employee may not assign this Agreement.  Company may assign this Agreement in its discretion, including but not limited to any parent/subsidiary company or successor in interest to the business, or part thereof, of Company.

d.             Governing Law and Consent to Jurisdiction.  Interpretation/enforcement of this Agreement shall be subject to and governed by the laws of the State of Kansas, irrespective of the fact that one or both of the parties now is or may become a resident of a different state and notwithstanding any authority to the contrary.  Employee hereby expressly submits and consents to the exclusive personal jurisdiction and exclusive venue of the federal and state courts of competent jurisdiction in the State of Kansas, notwithstanding any authority to the contrary.  Employee further agrees that, in any action to interpret/enforce this Agreement, Employee will not challenge the provisions of this paragraph 3.d.

e.             No Conflicting Agreements.  Employee represents to Company (1) there are no restrictions, agreements, or understandings whatsoever to which Employee is a party that would prevent or make unlawful Employee’s execution or performance of this Agreement or employment with Company and (2) Employee’s execution of this Agreement and employment with Company does not constitute a breach of any contract, agreement, or understanding, oral or written, to which Employee is a party or by which Employee is bound.

f.             Disclosure of Agreement.  In the event Company has reason to believe Employee has breached or may breach this Agreement, Employee agrees Company may disclose this Agreement, without risk of liability, to a current or prospective employer of Employee or other business entity.

g.             Survival.  The obligations contained in this Agreement survive the termination, for any reason whatsoever, of Employee’s employment with Company (regardless of who initiates such termination) and shall thereafter remain in full force and effect as written.  The obligations contained in this Agreement also survive the promotion, transfer, demotion, and/or other change to the terms/conditions of Employee’s employment, regardless of reason, and shall thereafter remain in full force and effect as written.

h.             Nature of Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings, if any, between the parties with respect to such matters.  This Agreement may be modified or amended only by an agreement in writing signed by both parties.  This is not an employment agreement.  Employee’s employment with Company is and shall be at will for all purposes.

i.              No Waiver.  The failure of either party to insist on the performance of any of the terms or conditions of this Agreement, or failure to enforce any of the provisions of this Agreement, shall not be construed as a waiver or a relinquishment of any such provision.  Any waiver or failure to enforce on any one occasion is effective only in that instance, and the obligations of either party with respect of any provision in this Agreement shall continue in full force and effect.

BY COMPLETING AND EXECUTING THIS AGREEMENT, LEGAL RIGHTS AND DUTIES ARE CREATED.  EMPLOYEE IS HEREBY ADVISED TO CONSULT INDEPENDENT LEGAL COUNSEL AS TO ALL MATTERS CONTAINED IN THIS DOCUMENT.

Date	[Employee]

Compass Minerals Group

By:
Date
Title: